UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Ross Stores, Inc. Annual Meeting of Stockholders ("Annual Meeting"), which will be held on Wednesday, May 17, 2017 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301. If you will need special assistance at the meeting, please contact Ms. Angelica Griego, Legal Department, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, (925) 965-4231, at least ten days before the meeting.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by the Securities and Exchange Commission. We believe this approach facilitates stockholders' receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 28, 2017. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Barbara Rentler
Chief Executive Officer

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 17, 2017

To Our Stockholders:

Please take notice that the 2017 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting") will be held on Wednesday, May 17, 2017 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, for the following purposes:

1.	To elect 11 directors for a one-year term.

2.	To approve adoption of our 2017 Equity Incentive Plan (including, without limitation, certain material terms of the 2017 Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended).

3.	To hold an advisory vote on executive compensation.

4.	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation.

5.	To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending February 3, 2018.

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 21, 2017 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company's corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

The available voting methods (by Internet, by telephone, or by mail) are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 4, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2017: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2017 Annual Meeting to be held on May 17, 2017. If you are a stockholder of record of Ross Stores, Inc. as of March 21, 2017, you have the right to vote your shares, and may elect to do so by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.    BY INTERNET

a.	Go to the website at www.proxyvote.com.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple instructions.

2.     BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple recorded instructions.

3.     BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.     Mark your selections on the proxy card.
b.    Date and sign your name exactly as it appears on your proxy card.
c.     Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in "street name," and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions, Inc. ("Broadridge") that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.
If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee, or nominee (i.e., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Only stockholders of record or their proxyholders have a right to attend and participate in the stockholder meeting. Attendance by others, including members of the media and analysts, are at the discretion of the meeting Secretary. Also, the use of cell phones, smart phones, computers/laptops/tablets, music devices, recording, video, or photographic equipment is not permitted for people attending the Annual Meeting. Security personnel may be present, and coats and bags are subject to search prior to entry.
We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 16, 2017. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Your vote is important. Thank you for voting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	52
RELATED PERSON TRANSACTIONS	52
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52
PROXY SOLICITATION FEES	52
TRANSACTION OF OTHER BUSINESS	52
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	53

PROXY STATEMENT

2017 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation ("we" or the "Company"), for use at the Company's 2017 Annual Meeting of Stockholders to be held on Wednesday, May 17, 2017 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 21, 2017 are entitled to vote. The Annual Meeting will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301.

The date of this Proxy Statement is April 4, 2017, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect 11 directors to serve a one-year term; (2) approve adoption of the Ross Stores, Inc. 2017 Equity Incentive Plan; (3) provide an advisory vote to approve executive compensation; (4) hold an advisory vote on the frequency of holding future advisory votes on executive compensation; (5) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 3, 2018; and (6) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 21, 2017, the Record Date, 391,999,578 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight PDT the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee, FOR proposals 2, 3, and 5, and FOR the "Every Year" choice on proposal 4. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, by submitting an updated vote online or by phone, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2017 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	34,251,734	(2)	8.7%
FMR LLC 245 Summer St. Boston, MA 02210	33,300,972	(2)	8.4%
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	26,597,932	(2)	6.7%
T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	21,062,048	(2)	5.3%
Michael Balmuth	145,666	(3)	*
K. Gunnar Bjorklund	28,242	(4)	*
Michael J. Bush	43,606	(5)	*
Norman A. Ferber	31,098	(6)	*
Sharon D. Garrett	243,766	(7)	*
Stephen D. Milligan	7,352	(8)	*
George P. Orban	5,778,890	(9)	1.5%
Michael O’Sullivan	488,016	(10)	*
Lawrence S. Peiros	15,168	(11)	*
Gregory L. Quesnel	19,370	(12)	*
Barbara Rentler	645,625	(13)	*
Bernard Brautigan	217,926	(14)	*
Michael J. Hartshorn	72,496	(15)	*
All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (17 persons, including the executive officers and directors named above)	9,122,936	(16)	2.3%
____________

*Less than 1%

(1)
To the knowledge of the Company, the persons named in this table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G and 13G/A filings made with the Securities and Exchange Commission, and the information contained in the footnotes to this table.

(2)
Share amounts and beneficial ownership percentages are as of December 31, 2016, and are based solely on Schedule 13G/A filings made with the Securities and Exchange Commission by each beneficial owner. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the Statement on Schedule 13G/A filed by (A) The Vanguard Group, Inc. indicates sole voting power as to 617,711 shares, shared voting power as to 85,723 shares, sole dispositive power as to 33,549,525 shares, and shared dispositive power as to 702,209 shares; (B) FMR LLC indicates sole voting power as to 3,040,410 shares and no shares subject to shared voting power; (C) BlackRock, Inc. indicates sole voting power as to 22,699,286 shares and no shares subject to shared voting power; and (D) T. Rowe Price indicates sole voting power as to 7,288,379 shares and no shares subject to shared voting power. The table assumes that there have been no change in their reported ownership through March 1, 2017.

(3)	Mr. Balmuth: Includes 144,983 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(4)	Mr. Bjorklund: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(5)
Mr. Bush: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes options to purchase 16,188 shares of the Company's common stock exercisable within 60 days of March 1, 2017.

(6)	Mr. Ferber: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(7)
Ms. Garrett: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 238,132 shares held in the name of Sharon D. Garrett Living Trust.

(8)	Mr. Milligan: Includes 5,760 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(9)
Mr. Orban: Includes 4,383,654 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners.  Also includes options to purchase 32,376 shares of the Company's common stock exercisable within 60 days of March 1, 2017, as well as 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.  Also includes 653,130 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power.  Also includes 202,980 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.

(10)	Mr. O'Sullivan: Includes 487,594 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(11)	Mr. Peiros: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(12)	Mr. Quesnel: Includes 5,634 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(13)
Ms. Rentler: Includes 576,634 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 3,000 shares held by Ms. Rentler's mother, as to which Ms. Rentler has a power of attorney for voting and disposition, but no pecuniary interest.

(14)	Mr. Brautigan: Includes 208,797 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(15)	Mr. Hartshorn: Includes 71,071 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(16)
Includes 48,564 shares subject to outstanding options held by directors and executive officers, which may be acquired within 60 days of March 1, 2017. Also includes 2,181,078 shares of the Company's common stock granted under the Company's 2008 Equity Incentive Plan that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the 11 current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O'Sullivan, Lawrence S. Peiros, Gregory L. Quesnel, and Barbara Rentler - will expire on the date of the Annual Meeting. Accordingly, 11 persons are to be elected to serve as directors on the Board of Directors of the Company (the "Board") at the meeting.

Vote Required and Board of Directors' Recommendation

Approval by a majority of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Incumbent directors who receive more votes in favor than votes against (or to withhold authority) will be re-elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading "Bylaws Provide Majority Voting Standard for Director Elections," our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be re-elected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 11 director nominees - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O'Sullivan, Lawrence S. Peiros, Gregory L. Quesnel, and Barbara Rentler.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 11 authorized members; there are currently no Board vacancies.

The Nominating and Corporate Governance Committee's nominees for election by the stockholders to serve as members of the Board until the 2018 Annual Meeting of Stockholders are the 11 incumbent directors.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2017 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2018

			Director
	Principal Position	Age	Since
Michael Balmuth	Executive Chairman since 2014; Vice Chairman of the Board and Chief Executive Officer of the Company from 1996 to 2014; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth's long history and extensive executive and merchandising experience with the Company.	66	1996
K. Gunnar Bjorklund	Executive Chairman, Rev360 LLC since 2014; Senior Advisor, Sverica International, since 2014, Managing Director from 1991 to 2014; Director, Corporate Strategic Planning, American Express Company, from 1987 to 1990; management consultant, McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund's executive and consulting experience.	58	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Member of the Board of Directors, Home Franchise Concepts since 2016; Executive Chairman, Trumaker, Inc. since 2016; Member of the Board of Directors, Phoeben, Inc. dba Armenta since 2016; Member of the Board of Directors, NTN Buzztime, from 2009 to 2012, President and Chief Executive Officer from 2010 to 2012; President and Chief Executive Officer, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors, Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director, Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush's executive and retail experience.
		56	2001
Norman A. Ferber	Chairman Emeritus since 2014; Consultant to the Company since 1996; Chairman of the Board from 1993 to 2014; Chief Executive Officer of the Company from 1988 to 1996; President from 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber's long history and extensive executive and merchandising experience with the Company.	68	1987
Sharon D. Garrett
Management consultant since 2013; Member of the Board of Directors, Scott's Liquid Gold-Inc. from 2014 to 2016 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013, Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer, PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer, Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer, The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett's executive and operational experience.
		68	2000

Stephen D. Milligan	Chief Executive Officer, Western Digital Corporation since 2013, President from 2012 to 2013; Chief Executive Officer, Hitachi Global Storage Technologies from 2009 to 2012, Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer, Western Digital from 2004 to 2007, Vice President of Finance from 2002 to 2003. The Nominating and Corporate Governance Committee has noted Mr. Milligan's executive and financial experience.	53	2015
George P. Orban	Managing partner, Orban Partners, a private investment company, since 1984; Chairman of the Board, Egghead.com, Inc. from 1997 to 2001, Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban's executive retail experience and his longstanding familiarity with the Company.	71	1982
Michael O'Sullivan	President and Chief Operating Officer since 2009 and a member of the Board of Directors since 2014; Executive Vice President and Chief Administrative Officer from 2005 to 2009; Senior Vice President, Strategic Planning and Marketing from 2003 to 2005. Before joining the Company, Mr. O'Sullivan was with Bain & Company as a partner, providing consulting advice to retail, consumer goods, financial services and private equity clients since 1991. The Nominating and Corporate Governance Committee has noted Mr. O'Sullivan's executive experience with the Company and consulting experience.	53	2014
Lawrence S. Peiros
Executive Vice President and Chief Operating Officer, The Clorox Company, from 2011 to 2013; Executive Vice President and Chief Operating Officer, Clorox North America from 2007 to 2011; Member of the Board of Directors, Annie's, Inc., from March 2013 until it was acquired in October 2014 (also member of the Compensation Committee (Chair) and Nominating and Corporate Governance committees); Member of the Board of Directors, Potlatch Corporation since 2003 (also member of the Audit, Executive Compensation and Personnel Policies (Chair), and Nominating and Corporate Governance committees). The Nominating and Corporate Governance Committee has noted Mr. Peiros' executive and consumer product and brand experience.
		62	2013
Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since 2005 (also member of the Compensation (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Compensation, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions from 1975 to 1991); prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel's executive and financial experience.
		68	2009
Barbara Rentler
Chief Executive Officer and a member of the Board of Directors since 2014; President and Chief Merchandising Officer, Ross Dress for Less from 2009 to 2014 and Executive Vice President, Merchandising, from 2006 to 2009; also served at dd's DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, Ms. Rentler held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler's extensive executive and merchandising experience with the Company.
		59	2014

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

During fiscal 2016, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, Peiros, and Quesnel are each an independent director under the applicable corporate governance requirements of the NASDAQ Stock Market ("NASDAQ") listing rules. During the fiscal year, the independent directors held five meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company's corporate website, www.rossstores.com in the "Investors" section under "Corporate Governance." The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company's website, as are the Company's Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), and has appointed Michael Balmuth to serve as Executive Chairman. Mr. Balmuth was formerly the Company's CEO from 1996 to 2014. Our current CEO, Barbara Rentler, has been in the position since 2014.

The Board has designated a Lead Independent Director, to act as a liaison between the Chairman, CEO, and independent directors and to serve as the designated Chair of the Nominating and Corporate Governance Committee. The Lead Independent Director position currently rotates annually among the independent directors. During fiscal 2016, Ms. Garrett (through May 18, 2016) and Mr. Bush (since May 18, 2016) served as the Lead Independent Director.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Balmuth previously served as our CEO (from 1996 to 2014), which we believe contributes to the effectiveness of our current leadership structure. Our Chairman Emeritus, Norman Ferber served as Chairman from 1993 to 2014 and was previously CEO from 1988 to 1996. Barbara Rentler, our CEO since 2014, has been with the Company since 1986.

Our Board exercises oversight on our risk management activities, and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Audit Committee. The members of the Audit Committee during fiscal 2016 were Ms. Garrett and Messrs. Bush, Milligan, and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Ms. Garrett and Messrs. Bush, Milligan, and Quesnel are each "financially literate" and that Mr. Quesnel is considered to be an "audit committee financial expert" as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company's independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and/or approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company's accounting and financial controls, reviewing the Company's critical accounting policies, oversight of the internal audit function, and reviewing and approving certain related party transactions and disclosures. The Audit Committee held nine meetings during fiscal 2016. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2016 were Messrs. Bjorklund, Orban (Chair), and Peiros, each of whom is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held seven meetings during fiscal 2016. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company's executives, including the compensation of our CEO.  This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company.  This committee is also responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals for those compensation plans, and administering the Company's Employee Stock Purchase Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan, and Health and Welfare Plans.  This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third party consultant retained by the Compensation Committee during fiscal 2016 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company's compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2016 were Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, Peiros, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee is independent as determined under the applicable standards of the NASDAQ listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance and related policies. This committee held three meetings during fiscal 2016. The Nominating and Corporate Governance Committee Chair position is held by the person who is designated to serve as the Lead Independent Director, which role rotates yearly among independent directors. During fiscal 2016, Ms. Garrett (through May 18, 2016) and Mr. Bush (since May 18, 2016) served as the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence, and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company's business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:

(i)	personal and professional integrity, ethics, and values

(ii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today's business environment

(iii) relevant business experience, at a senior management level, preferably in a retail or related industry
(iv) experience as a board member of another publicly held company

(v)	academic expertise in an area of the Company's operations
(vi) practical and mature business judgment, including the ability to make independent analytical inquiries
(vii) whether the nominee is "independent" for purposes of Securities and Exchange Commission rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii) potential conflicts of interest
(ix) other qualifications and characteristics the Nominating and Corporate Governance Committee believes are pertinent

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year's Proxy Statement sent to stockholders. For the next annual meeting, the timely submission of such a recommendation must be received by December 5, 2017. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide for “Proxy Access”

The Company’s Bylaws provide that eligible stockholders may have their director nominations included in the Company’s Proxy Statement, through a process commonly referred to as “Proxy Access.”  Under the Company’s Bylaws, a stockholder or a group of up to 20 stockholders that has continuously owned for at least three years 3% or more of the Company’s common stock, may nominate and include in the Company’s proxy materials for an annual meeting of stockholders, up to the greater of two directors or 20% of the total number of directors serving on the Board, provided that such stockholder(s) and nominee(s) also meet requirements set forth in the Company’s Bylaws.

Bylaws Provide Majority Voting Standard for Director Elections

The Company's Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to "withhold authority") than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director's offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2016 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2016:

Director Compensation (Fiscal 2016)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total Compensation
Michael Balmuth*	$—	$—	$—	$—
K. Gunnar Bjorklund	$82,000	$140,011	$—	$222,011
Michael J. Bush	$104,750	$140,011	$—	$244,761
Norman A. Ferber	$—	$140,011	$1,919,866	$2,059,877
Sharon D. Garrett	$92,250	$140,011	$—	$232,261
Stephen D. Milligan	$86,000	$140,011	$—	$226,011
George P. Orban	$107,000	$140,011	$—	$247,011
Michael O'Sullivan*	$—	$—	$—	$—
Lawrence S. Peiros	$82,000	$140,011	$—	$222,011
Gregory L. Quesnel	$130,000	$140,011	$—	$270,011
Barbara Rentler*	$—	$—	$—	$—

* In fiscal 2016, Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

(1)    Beginning in fiscal 2016, the Board discontinued paying separate meeting attendance fees.

(2)     In fiscal 2016, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $140,011. Stock award values are determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant. For fiscal 2016, the amounts shown for Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Milligan, Orban, Peiros, and Quesnel reflect a restricted stock award of 2,578 shares granted on May 18, 2016. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:

a.	Mr. Bjorklund: 5,634 shares of the Company's common stock.

b.	Mr. Bush: 5,634 shares of the Company's common stock.

c.	Mr. Ferber: 5,634 shares of the Company's common stock.

d.	Ms. Garrett: 5,634 shares of the Company's common stock.

e.	Mr. Milligan: 5,760 shares of the Company's common stock.

f.	Mr. Orban: 5,634 shares of the Company's common stock.

g.	Mr. Peiros: 5,634 shares of the Company's common stock.

h.	Mr. Quesnel: 5,634 shares of the Company's common stock.

(3)   All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his amended Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2016 consulting fees of $1,523,000; benefits valued at $153,737 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision, and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements, and certain "matching contributions" (as that term is defined in the agreement)); income tax gross-up payments of $89,034; and administrative support inclusive of benefits valued at $154,095. The amount shown also includes the cost of home and office security systems and services that were covered by the Company.

As noted in the Perquisites table and discussion on page 40, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

In 2016, the Board discontinued the practice of paying separate meeting attendance fees. Directors who were not officers or employees of the Company ("non-employee directors") received an annual cash retainer of $70,000 (paid quarterly). Audit Committee and Compensation Committee members also received a cash retainer of $16,000 and $12,000, respectively (paid quarterly). The Chair of the Audit Committee (Mr. Quesnel) and the Chair of the Compensation Committee (Mr. Orban) received annual retainers of $60,000 and $37,000, respectively (paid quarterly). The Lead Independent Director Ms. Garrett (through May 18, 2016) and Mr. Bush (since May 18, 2016), who also serves concurrently as Chair of the Nominating and Corporate Governance Committee, received an additional annual retainer of $25,000 (paid quarterly). During the fiscal year, the non-employee directors also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $140,011.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed, non-employee directors. The practice is to grant annual awards on the date of the annual stockholders' meeting. As indicated above, in fiscal 2016, incumbent directors were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $140,011. These awards vest in equal annual installments over a three-year period. The 2008 Equity Incentive Plan limits annual restricted stock grants to incumbent directors to 20,000 shares and grants to newly-appointed directors to 48,000 shares.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that originally became effective February 1, 2000 and was most recently amended effective February 17, 2015.  This agreement currently extends through May 31, 2018 (“Consultancy Termination Date”) and provides that while he serves as a consultant to the Company Mr. Ferber will receive a consulting fee of $1,523,000 annually, paid in monthly installments; he has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors.  Mr. Ferber continues to receive the standard annual equity award of restricted stock under the Company’s Equity Incentive Plans.  The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber and his spouse with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof.  In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefits Package Agreement (“Benefits Agreement”) with Mr. Ferber.  The Benefits Agreement, most recently amended effective January 1, 2016, provides that until the death of both Mr. Ferber and his spouse, Mr. Ferber and his immediate family (his spouse and his children under 21, or over 21 if living at home or in college) will be entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans in which Mr. Ferber now participates: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k) (or payment of an equivalent amount).  If Mr. Ferber becomes ineligible to participate in such plans, the Company will pay Mr. Ferber the cost (grossed-up for taxes) of continuing such benefits.  The Company may not make any changes in such plans or arrangements that would adversely affect Mr. Ferber’s rights or benefits under the Benefits Agreement, unless such change occurs pursuant to a program proportionally applicable to all senior executives (including our CEO).  The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO.  Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal provided to the CEO (but not less than $20,000).  Upon his death, such estate planning reimbursement benefits will then inure to Mr. Ferber’s spouse until her death.  Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.  In the event that such health care coverage may no longer be extended to Mr. Ferber (a) due to the terms of the Company’s health care plans, (b) under applicable law, or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Ferber, his spouse, and eligible children.

Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company (other than upon Mr. Ferber’s death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years.  In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board.  Mr. Ferber and his immediate family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
APPROVE ADOPTION OF THE ROSS STORES, INC.
2017 ROSS EQUITY INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the Ross Stores, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The Board of Directors adopted the 2017 Plan on March 8, 2017, subject to and effective upon its approval by our stockholders. The 2017 Plan is intended to replace our 2008 Equity Incentive Plan (the “Predecessor Plan”), which would otherwise terminate automatically on the tenth anniversary of its initial adoption in May 2008. If the stockholders approve the 2017 Plan, it will become effective on the day of the Annual Meeting, and no further awards will be granted under the Predecessor Plan, which will be terminated.
Essential Incentive Plan
We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools our Board of Directors and its Compensation Committee regard as essential in addressing these human resource challenges is a competitive equity incentive program. Our employee stock incentive program is designed to provide a variety of incentive tools and sufficient flexibility to permit the Compensation Committee to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes. We intend to use these incentives to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its stockholders. If the stockholders do not approve the 2017 Plan, we will be unable to continue our employee stock incentive program after May 2018.
Requested Share Authorization
The 2017 Plan empowers the Compensation Committee to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. Under the 2017 Plan, we will be authorized to issue a maximum of 12,000,000 shares, increased by not more than 5,500,000 shares comprised of:

•	the number of shares subject to any option or other award outstanding under the Predecessor Plan that expires or is forfeited for any reason after the Annual Meeting; and

•
the number of unvested shares acquired under the Predecessor plan that are forfeited and reacquired by the Company after the Annual Meeting for an amount not greater than their holder’s purchase price; and

•
the number of shares withheld or reacquired by the Company after the Annual Meeting in satisfaction of the Company’s tax withholding obligations pursuant to an award, other than an option or stock appreciation right, granted under the Predecessor Plan.

Under the Predecessor Plan, as of January 28, 2017, options were outstanding for a total of 48,564 shares of our common stock with a weighted average exercise price of $8.19 per share and weighted average expected remaining term of 4 months; a total of 5,562,574 shares remained subject to unvested awards of restricted stock outstanding and a total of 12,093,936 shares remained available for grant.

Grant Practices
In operating our Predecessor Plan, the Compensation Committee has monitored and managed dilution to reasonable levels. Our average annual burn rate (gross number of shares subject to awards granted during the year divided by the weighted number of common shares outstanding) for the three years ending December 1, 2016 was 1.67%, which is well below the 2.24% 2017 burn rate cap for our industry established by Institutional Shareholder Services Inc. ("ISS")and ranks in the lowest quartile of our peer group companies. The maximum aggregate number of shares we are requesting our stockholders to authorize for issuance under the 2017 Plan, exclusive of the maximum of 5,500,000 shares that may be rolled over from awards already outstanding under the Predecessor Plan, would represent about 4% of the number of shares of our common stock outstanding on January 28, 2017 determined on a fully diluted basis.

Factors Considered by Board
Our Board of Directors considered a number of factors in determining the appropriate size of the 2017 Plan share authorization:

•
Based on our three-year average burn rate, and using ISS methodology, the number of shares authorized is sufficient to allow us to maintain our equity incentive program for 5-6 years. Although the 2017 Plan has a ten year term, the Board expects that the stockholders will have future opportunities to reconsider the 2017 Plan.

•
Including the shares being requested for the 2017 Plan, our potential shareholder value transfer (as measured by ISS) as a percentage of our market value determined as of December 1, 2016 is 4.0%, which is well below that of peer companies’ requests for shares in recent years, which ranged from 8% - 12%.

•
The Board believes it is important to continue to motivate our employees through the use of our equity incentive program, given our conservative share usage and our strong performance. Compared to our fiscal year 2016 peer group companies, Ross ranks lowest in 3-year overhang, in the lowest quartile for 3-year average burn rate, highest in total shareholder return and lowest in shareholder value transfer.

•	The number of shares being requested is in line with the number of shares requested by our peer companies over the last three years.

•
Our stock repurchase program has more than offset any shareholder dilution due to equity grants to employees. Since the effective date of the Predecessor Plan, the number of shares outstanding has been reduced by more than 25% (adjusted for stock splits). The Board has also recently approved a new two-year, $1.75 billion stock repurchase program for fiscal 2017 and 2018.

Key Features of 2017 Plan
Key features of the 2017 Plan of particular interest to our stockholders reflect best practices:

•	The 2017 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our stockholders.

•	No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.

•
The 2017 Plan generally provides for gross share counting. The number of shares remaining available for grant under the 2017 Plan is reduced by the gross number of shares subject to options and stock appreciation rights settled on a net basis, provided that any shares withheld for taxes in connection with the vesting or settlement of any full value award (but not options or stock appreciation rights) will not reduce the number of shares remaining available for the future grant of awards.

•	Any shares of our common stock we repurchase in the open market with option exercise proceeds will not increase the maximum number of shares that may be issued under the 2017 Plan.

•	The number of shares for which awards may be granted to any nonemployee member of our Board of Directors in a fiscal year is limited.

•	The 2017 Plan requires each award to have a minimum vesting period of one year, except for 5% of the authorized shares.

•	The 2017 Plan does not contain a “liberal” change in control definition (e.g., mergers require actual consummation).

•
Performance awards require the achievement of pre-established goals. The 2017 Plan establishes a list of measures of business and financial performance from which the Compensation Committee may construct predetermined performance goals that must be met for an award to vest.

•	The 2017 Plan has a fixed term of ten years.

In addition, our Board of Directors has adopted director and officer stock ownership guidelines and an incentive based compensation recoupment policy that applies to awards granted under the 2017 Plan. See the description of these policies in “Compensation Discussion and Analysis.”
The 2017 Plan is designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code (the “Code”) would generally limit us from taking a corporate tax deduction for annual compensation exceeding $1 million paid to any of our “covered employees,” consisting of the chief executive officer and any of the three other most highly compensated officers other than the chief financial officer. However, qualified performance-based compensation is excluded from this limit. To enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance shares, performance units and certain other stock-based awards and cash-based awards granted under the 2017 Plan to qualify as “performance-based” within the meaning of Section 162(m), the stockholders are being asked to approve certain material terms of the 2017 Plan. By approving the 2017 Plan, the stockholders will be specifically approving, among other things:

•	the eligibility requirements for participation in the 2017 Plan;

•	the maximum number of shares for which stock-based awards intended to qualify as performance-based may be granted to an employee in any fiscal year;

•	the maximum dollar amount that a participant may receive under a cash-based award intended to qualify as performance-based for each fiscal year contained in the performance period; and

•
the performance measures that may be used by the Compensation Committee to establish the performance goals applicable to the grant or vesting of awards of restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards that are intended to result in qualified performance-based compensation.

While we believe that compensation provided by such awards under the 2017 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of certain awards may not qualify as performance-based. Further, the Compensation Committee will retain the discretion to grant awards to covered employees that are not intended to qualify for deduction in full under Section 162(m).
The Board of Directors believes that the 2017 Plan will serve a critical role in attracting and retaining the high caliber employees; consultants and directors essential to our success, and in motivating these individuals to strive to meet our goals. Therefore, the Board urges you to vote to approve the adoption of the 2017 Plan.
Summary of the 2017 Plan
The following summary of the 2017 Plan is qualified in its entirety by the specific language of the 2017 Plan, a copy of which is attached to this proxy statement as Appendix A.
General. The purpose of the 2017 Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants, and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, and cash-based awards.
Authorized Shares. The maximum aggregate number of shares authorized for issuance under the 2017 Plan is the sum of 12,000,000 shares plus up to 5,500,000 additional shares that are either (1) subject to options and other awards currently outstanding under the Predecessor Plan or were acquired pursuant to awards granted under the Predecessor Plan and remain unvested, to the extent that after the Annual Meeting such awards expire or are forfeited for any reason or such unvested shares are forfeited and reacquired by the Company for not more than their holder’s original purchase price or (2) withheld or reacquired by the Company after the Annual Meeting in satisfaction of the Company’s tax withholding obligations pursuant to an award, other than an option or stock appreciation right, granted under the Predecessor Plan.
As of January 27, 2017, 12.1 million shares remained available for grant under the Predecessor Plan. If the stockholders approve adoption of the 2017 Plan, the Board of Directors will immediately terminate the Predecessor Plan, and any of these shares that are not then subject to outstanding awards will cease to be available for grant. As of January 27, 2017, 48,564 shares remained subject to unexercised options and 5,562,574 shares remained subject to other outstanding unvested awards subject to potential forfeiture under the Predecessor Plan.
Share Counting. Each share made subject to an award will reduce the number of shares remaining available for grant under the 2017 Plan by one share. If any award granted under the 2017 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2017 Plan. Shares will not be treated as having been issued under the 2017 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2017 Plan. Shares purchased in the open market with option exercise proceeds will not increase the maximum number of shares that may be issued under the 2017 Plan. However, shares withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with the vesting or settlement of any full value award (but not options or stock appreciation rights) will again be available (that is, will not reduce the number of shares remaining available) for the future grant of awards. Upon the exercise of a stock appreciation right or net‑exercise of an option, the number of shares available under the 2017 Plan will be reduced by the gross number of shares for which the award is exercised.
Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2017 Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2017 Plan to adjust other terms of outstanding awards as it deems appropriate.
Nonemployee Director Award Limits. A nonemployee director may not be granted awards under the 2017 Plan in any fiscal year for more than the number of shares determined by dividing $1,000,000 by the fair market value of a share of our common stock on the applicable grant date.
Other Award Limits. To enable compensation provided in connection with certain types of awards intended by the Compensation Committee to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2017 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year, as follows:

•
Stock options and stock appreciation rights for no more than the lesser of 750,000 shares or one percent of the number of shares of Company common stock issued and outstanding as reported on the most recent periodic report filed with the Securities and Exchange Commission (the “1% Limit”).

•	Restricted stock and restricted stock unit awards subject to performance goal vesting for no more than the lesser of 750,000 shares or the 1% Limit.

•	For each full fiscal year of the Company contained in the performance period of performance share or other stock-based awards subject to performance goal vesting, no more than 500,000 shares.

•	For each full fiscal year of the Company contained in the performance period of performance unit or cash-based awards subject to performance goal vesting, no more than $10 million.

In addition, to comply with applicable tax rules, the 2017 Plan also limits to 12,000,000 the number of shares that may be issued upon the exercise of incentive stock options granted under the 2017 Plan.
Administration. The 2017 Plan generally will be administered by the Compensation Committee of the Board of Directors, although the Board of Directors retains the right to appoint another of its committees to administer the 2017 Plan or to administer the 2017 Plan directly. To the extent legally permitted and subject to limitations and guidelines established by the Committee, the Committee may delegate to one or more officers the ability to grant awards to employees who are not officers of the Company. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the 2017 Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2017 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) or otherwise provided by the 2017 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award.
The 2017 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2017 Plan. All awards granted under the 2017 Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2017 Plan. The Committee will interpret the 2017

Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the 2017 Plan or any award.
Prohibition of Option and SAR Repricing. The 2017 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.
Minimum Vesting. No more than 5% of the aggregate number of shares authorized under the 2017 Plan may be issued pursuant to awards that provide for service‑based vesting over a period of less than one year or performance-based vesting over a performance period of less than one year.
Eligibility. Awards may be granted only to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of January 28, 2017, we had approximately 78,600 employees, including 9 executive officers, and 8 non-employee directors who would be eligible under the 2017 Plan.
Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On January 27, 2017, the closing price of our common stock as reported on the NASDAQ Global Select Market was $65.33 per share.
The 2017 Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant’s surrender of a portion of the option shares to the Company.
Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2017 Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date.
Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.
Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.
Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2017 Plan is ten years.
Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.
Restricted Stock Awards. The Committee may grant restricted stock awards under the 2017 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit back to the Company any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be made subject to such restrictions. The Company may require repayment of dividends received in cash with respect to unvested shares subsequently forfeited upon the participant’s termination of service.
Restricted Stock Units. The Committee may grant restricted stock units under the 2017 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Restricted stock units may not be transferred by the participant. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted stock units whose value is equal to any cash dividends the Company pays. Dividend equivalent rights may be made subject to the same vesting conditions and settlement terms as the original award. However, if dividend equivalents are paid in cash with respect to unvested restricted stock units and those units are subsequently forfeited upon the participant’s termination of service, the Company may require repayment of the cash dividend equivalents applicable to the forfeited units.
Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.

Prior to the beginning of the applicable performance period or such later date as may be permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; adjusted pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project and completion of a joint venture or other corporate transaction.
The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Committee, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award.
Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Company’s common stock to the extent that the performance shares become vested. The Committee may provide for performance award payments in lump sums or installments.
Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of days of the participant’s service during the performance period. The Committee may provide similar treatment for a participant whose service is involuntarily terminated. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2017 Plan provides that the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.
Change in Control. The 2017 Plan provides that a “Change in Control” occurs upon (a) a person (with certain exceptions described in the 2017 Plan) acquiring during a 12-month period direct or indirect beneficial ownership of 35% or more of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of the Board of Directors; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the

Company, its successor or the entity to which the stock or assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration per share that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control.
Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.
The 2017 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise or purchase price per share, if any, under the award.
Awards Subject to Section 409A of the Code. Certain awards granted under the 2017 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, which provides rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2017 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2017 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.
Amendment, Suspension or Termination. The 2017 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2017 Plan following the tenth anniversary of the 2017 Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may amend, suspend or terminate the 2017 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2017 Plan, change the class of persons eligible to receive incentive stock options, or require stockholder approval under any applicable law or the rules of any stock exchange on which the Company’s shares are then listed. No amendment, suspension or termination of the 2017 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect on any outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2017 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction (for compensation expense) for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New 2017 Plan Benefits
No awards will be granted under the 2017 Plan prior to its approval by the stockholders of the Company. All awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable.
Required Vote and Board of Directors Recommendation
Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.
The Board believes that the proposed adoption of the 2017 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

The Board of Directors unanimously recommends a vote FOR approval of the adoption of the 2017 Plan (including, without limitation, certain material terms of such Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended).

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement. This annual proposal, commonly known as a "Say on Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors' Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers' compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 99 years, with an average tenure of just under 20 years. Over the last 10 years, our average annual total shareholder return has been 25%, and our average annual rate of return on equity has been 41.3%. We have also returned $4.6 billion to stockholders through annual share repurchases during that time.

At last year's Annual Meeting, our stockholders voted more than 94% in favor of the advisory approval. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company profit performance and to the value of our common shares. Base salaries account for approximately 15% of NEOs' total compensation.

As further described below under the heading "Executive Compensation - Compensation Discussion and Analysis," which we encourage you to review, highlights of our executive compensation program include the following:

•
Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets established in advance by our Compensation Committee.

•
Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•
Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments after a minimum of three years and typically over five years of service (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company's equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2017 Annual Meeting of Stockholders:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on how frequently in the future we present requests for an updated advisory vote on our executive compensation program (commonly referred to as a “say on pay” vote). The choices are whether to present future say on pay votes in our proxy materials every year, every two years or every three years.

Our stockholders will be requested at least once every six years to provide an advisory vote on the frequency of future say on pay voting. The last time our stockholders provided an advisory vote on this question was at our Annual Meeting in 2011. At that meeting, by a strong plurality vote (just over 77% of the non-abstaining votes cast), our stockholders expressed the preference that future say on pay votes be held every year (rather than every three years or every two years). Holding say on pay votes every year has been the pattern we adopted, is the most common pattern of frequency adopted among public companies, and is generally preferred and endorsed by institutional shareholders and corporate governance thought leaders.

Board of Directors’ Recommendation and Vote Required

The Board believes that a say on pay vote every year is the best approach for our Company and our stockholders for a number of reasons, including:

•	Many investors have expressed a preference for say on pay voting every year.

•	It is the most common approach adopted by public companies and keeps us comparable to other companies in our industry.

•	It is now our established pattern.

•
It allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and thus provides our Compensation Committee updated information on investor sentiment about our executive compensation program.

Although our Board of Directors recommends a say on pay vote every year, stockholders will be able to specify one of four choices in voting for this proposal, as presented on the proxy card: one year, two years, three years, or abstain.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Because this vote is advisory and not binding on the Board, the Compensation Committee, or the Company in any way, our Compensation Committee and Board may decide that it is in the best interests of our stockholders and the Company to hold future say on pay voting more or less frequently than the option selected most often by our stockholders. However, we value the opinions of our stockholders, and our Board will consider the outcome of the vote when determining the frequency of future say on pay votes.

The outcome of the advisory vote by stockholders on the frequency of presentation of future say on pay voting on our executive compensation program will be based on the affirmative vote of the plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal. We will consider the choice of every year, every two years, or every three years that receives the highest number of advisory votes cast by stockholders to be the option for the frequency for the say on pay vote that has been selected by stockholders.

The Board of Directors unanimously recommends that the stockholders vote for a frequency of EVERY YEAR in the advisory vote on the frequency of future advisory stockholder votes on executive compensation, or say on pay vote.

PROPOSAL 5
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the Company for the fiscal year ending February 3, 2018. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified by our stockholders, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 3, 2018.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company's independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company's website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2016. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company's independent registered public accounting firm, Deloitte. We discussed with representatives of the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 28, 2017 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 ("Communications with Audit Committees Concerning Independence"). When considering Deloitte's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended January 28, 2017 be included in the Company's Annual Report on Form 10-K. We also selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 3, 2018, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2016 and 2015.

Fees	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$1,395,000	$1,406,000
Audit-Related Fees	102,000	97,000
Tax Fees
Tax Compliance Fees	231,000	249,000
Other Tax Services	80,000	88,000
All Other Fees	—	—
Total Fees	$1,808,000	$1,840,000

Audit Fees in fiscal 2016 and 2015 included fees related to the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, audits of employee benefit plans, and Sarbanes-Oxley services. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company's tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Gregory L. Quesnel, Chairman
Michael J. Bush
Sharon D. Garrett
Stephen D. Milligan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate two brands in the competitive off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 99 years, with an average tenure of just under 20 years. Over the last 10 years, our average annual total shareholder return has been 25%, and our average annual rate of return on equity has been 41.3%. We have also returned $4.6 billion to stockholders through annual share repurchases during that time.

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. Key design features that reinforce this alignment with stockholders interest include:

Our programs pay for performance and emphasize "at-risk" pay over fixed pay, with more than 60% of the NEOs' average pay tied to Company profit performance.

In addition to at-risk pay components, a further 20% of the NEOs' pay, on average, is in the form of restricted share grants which vest over 5 years, providing a strong link between realized pay and the long-term share price, and long-term Company performance to the extent that it is reflected in the share price.

Other noteworthy governance policies include:

We have meaningful stock ownership guidelines for all Senior Vice Presidents and above, including non-employee Directors, and our policies preclude hedging and pledging for all Insiders.

Beginning with grants made in 2014, we limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason (referred to as "double-trigger").

We do not provide NEOs with tax gross-ups on perquisites or payments related to a change in control.

The Compensation Committee formally evaluates risks in our Compensation Plans each year.

We believe that our compensation practices, along with our strong financial performance and shareholder returns, have been key contributors to the more than 94% approval on our say on pay proposal in each year since 2011. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation in 2016.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company's growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•	Attract and retain a strong leadership team and motivate it to create and sustain our business success in the competitive off-price apparel and home goods market.

•
Reinforce our high-performance culture and values through programs focused on clarity and accountability that are also levered to deliver above-market compensation opportunities for superior performance and results.

•	Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•	Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization's success.

We achieve these objectives through a balanced combination of the following three primary components of our compensation programs:

•
Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 15% of our NEOs' total compensation.

•
Annual Cash Incentive: A near-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established annual pre-tax operating income performance goal. The Incentive Compensation Plan is designed to focus the entire executive team on a shared annual Company performance goal.

•
Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives in order to focus and align our management team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and we do not match any contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO.  The Committee is comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Lawrence S. Peiros. All three Committee members meet the independence standards and the corporate governance requirements of the NASDAQ listing rules, the Securities and Exchange Commission rules relating to the grant of equity compensation, and Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Committee operates under a written charter which the Committee reviews annually and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2016, the Committee retained an independent compensation consulting firm, Exequity, LLP (the "Consultant") to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company's compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself and the Executive Chairman, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO's compensation based on a thorough review of the CEO's performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO's total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone, and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five-, and ten-year time frames to gauge the Company's comparative performance with a clear focus on the longer-term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2016, these companies consisted of:

Ascena Retail Group, Inc.	Bed Bath & Beyond Inc.	Big Lots, Inc.	Dick's Sporting Goods, Inc.
Dillard's, Inc.	Dollar General Corporation	Dollar Tree, Inc.	Foot Locker, Inc.
The Gap, Inc.	Kohl's Corporation	L Brands, Inc.	Macy's, Inc.
Nordstrom, Inc.	PVH Corp	The TJX Companies, Inc.	V.F. Corporation
Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 - it emphasizes consistency, simplicity, and alignment across the management team. For fiscal 2016, the Committee again established adjusted pre-tax earnings, defined below, as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company's business.

Additionally, the Committee believes adjusted pre-tax earnings:

•	is simple and objectively measured;

•	emphasizes controlling cost and increasing profit; and

•	aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short- and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well-understood metrics rather than dividing its efforts among a number of metrics or goals that vary by individual.

"Adjusted pre-tax earnings" is defined as the earnings before taxes as reported in the Company's consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company's five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2016, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, salary history prior to joining the Company, and the need to be competitive in the labor market.

In March 2016, Mr. Brautigan was promoted to President, Merchandising; as part of the promotion, Mr. Brautigan received a base salary increase of 16.5%. In addition, the Company conducted its annual salary review cycle for executive officers, and the Committee approved the following base salary increases: Ms. Rentler, 2%; Mr. O'Sullivan, 2%; Mr. Balmuth, 2%; and Mr. Hartshorn, 2%.

Annual Cash Incentive

The "Incentive Compensation Plan" is an annual cash incentive program designed to link a meaningful portion of each NEO's current cash compensation with the Company's annual performance objectives by encouraging NEOs to focus on exceeding the established adjusted pre-tax earnings goal and then share in the financial benefits of meeting and exceeding that goal. Having the same goals and incentive program for all of the officers serves to align the entire senior leadership team.

The terms of the annual cash incentive program are established by the Committee in the first quarter of the fiscal year. A payout is made after the Company's financial results for the fiscal year are announced and the Committee verifies the level of actual performance compared to the annual performance goals. This portion of executive compensation is completely at risk.

The Incentive Compensation Plan target award amounts vary among the executives and are determined based on (i) annual cash incentive compensation target levels for similar positions at peer companies; and (ii) each executive's scope of responsibilities, performance, and criticality to the Company.

For fiscal 2016, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 9, 2016. The amount payable to each NEO is 100% formula driven, based on the Company's actual results compared against the target, and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award level. For 2016, the adjusted pre-tax earnings target and incentive award payout formula was:

FY 2016 Adjusted Pre-Tax Earnings	Percent of Earnings Target	Percent of Target Bonus Paid
	<85%	—%
$1,529,366,241	85%	50%
$1,799,254,401	100%	100%
$1,889,217,121	105%	140%
$1,979,179,841	110%	165%
$2,069,142,561	115%	185%
$2,159,105,281	120%	200%

The payout amounts are linear between the points shown above. In fiscal 2016, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 152.4% of the target award (Also see Grants of Plan-Based Awards Table on page 41).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock and performance awards are both affected by stock price changes, so the value to the NEO is impacted by both decreases and increases in share price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments typically over five years (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee's assessment of the individual's prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual's scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. The number of shares earned under our performance awards can vary significantly based on the Company's degree of success in the achievement of pre-established pre-tax profit (adjusted pre-tax earnings) targets. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO's off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company.  In addition, the Committee's strong belief is that continuity of leadership at the CEO level has been a key driver of the Company's successful long-term performance.  Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO's focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2016, the CEO equity grant consisted of a restricted stock award and a performance share award.

The restricted stock award granted to Ms. Rentler was made effective as of March 9, 2016 and will vest 100% on March 12, 2021.

Her performance share award grant was also made effective as of March 9, 2016 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards).  The performance shares earned will vest over a period of three years as follows: 30% on March 14, 2017; 30% on March 12, 2018; and 40% on March 12, 2019.

Other NEO Equity Awards

Each NEO, excluding Mr. Balmuth, received a restricted stock award in fiscal 2016 during the annual review cycle.  The values of the restricted stock awards made to our NEOs were based on the individual's prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual's scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2016.  Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal.  Shares issued upon attaining the performance goal are generally subject to an additional, time-based vesting schedule conditioned on continual service by the recipient. Except for Mr. Balmuth, performance shares granted in fiscal 2016 vest over a three-year period beginning on the date of grant as follows: 30% on March 14, 2017; 30% on March 12, 2018; and 40% on March 12, 2019. Mr. Balmuth's award vests 30% on March 14, 2017; 30% on March 12, 2018; and 40% on May 31, 2018.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant.   As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards.  The actual number of performance shares earned for fiscal 2016 was determined based on actual Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2016 Adjusted Pre-Tax Earnings	Percent of Earnings Target Achieved	Percent of Target Performance Shares Issued as Common Shares
	<90%	—%
$1,619,328,961	90%	67%
$1,799,254,401	100%	100%
$2,159,105,281	120%	200%

The payout amount is linear between the points shown above. In fiscal 2016, the Company attained a level of achievement relative to the target which resulted in the payout of 137.4% of the target award, issued in shares on March 14, 2017 and thereafter subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance share amounts and the number of shares actually earned by each NEO for fiscal 2016:

NEO	Value of Target Performance Share Award at Grant (FY 2016)	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares	FY 2016 Performance Shares Issued (1)	FY 2016 Value of Performance Shares Issued (March 14, 2017)
Rentler	$4,100,000	48,333	72,464	144,928	99,567	$6,698,868
Hartshorn	$300,000	3,537	5,303	10,606	7,289	$490,404
O'Sullivan	$3,250,000	38,313	57,441	114,882	78,926	$5,310,141
Balmuth	$3,500,000	41,261	61,860	123,720	84,997	$5,718,598
Brautigan	$850,000	10,020	15,023	30,046	20,643	$1,388,861

(1)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service.  For fiscal 2016, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 9, 2016.  For fiscal 2016, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 137.4% of the target award.  Except for Mr. Balmuth, for calculation purposes, the target award is segmented into three vesting tranches as follows: 30% on March 14, 2017; 30% on March 12, 2018; and 40% on March 12, 2019.  Mr. Balmuth's award vests 30% on March 14, 2017; 30% on March 12, 2018; and 40% on May 31, 2018.  The performance factor is applied to the target number of shares for each tranche; if the product results in a fractional share, the award is rounded up to the next whole share.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock according to a pre-established grant date calendar based on the executive officer's hire date, promotion date, contract renewal date, or as part of the Company's annual performance review process conducted in March of each year. We also review the performance and compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the Executive Chairman, CEO, and COO, subject to certain limits, to grant equity awards to newly hired associates and/or associates who receive promotions outside of the normal annual focal review process below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company's 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than twelve months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company's Non-Qualified Deferred Compensation Plan (the "NQDC Plan"), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer's termination from the Company, at which time the aggregate balance in the executive's NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years. The Company does not provide matching contributions for NQDC Plan contributions.

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on pages 41 and pages 50-52).

We believe these employment agreements benefit both the NEOs and the Company, because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as providing post-termination restrictions on recruiting our current associates (see further discussion under "Potential Payments upon Termination or Change in Control," on pages 46 through 49).

Beginning in fiscal year 2014, the Committee modified executive employment agreements to eliminate the single trigger equity acceleration upon a change in control for all new employment agreements.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others of which are time-based, to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the elements of the Company's executive compensation programs in light of current tax law. We believe that payments under the Incentive Compensation Plan and under performance-based equity awards should generally be fully deductible. Salary, sign-on bonuses, guaranteed bonuses, and certain other cash compensation costs related to the Company's NEOs may not be fully deductible pursuant to Section 162(m) of the Internal Revenue Code to the extent that, when added to other non-exempt compensation for particular executives, the total exceeds $1 million. Restricted stock awards with purely time-based vesting also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for particular executives, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the Company and to promote a long-term perspective in managing the Company.
Our formal stock ownership requirements for directors and executive officers are as follows:

Minimum Ownership Requirements (Dollar Value of Shares)
Position
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
Group SVP and SVP	1 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock, and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.
It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.
As of January 28, 2017, all NEOs, and all non-employee Board members, met the stock ownership goals applicable to them.
Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive's entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of the Company's common stock.

Procedures and Guidelines Governing Securities Trades.  The Company maintains a trading policy for all of its directors, officers, and other designated employees.  Among its other provisions, this policy prohibits hedging and pledging of shares, as well as trades by this defined group of individuals in any publicly traded options or other "derivative securities," including puts, calls, straddles, or other combinations, regarding Company securities, short sales, or sales "against the box" of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund
Lawrence S. Peiros

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers ("NEOs"), concerning compensation they earned in those positions for the 2016, 2015, and 2014 fiscal years.

Summary Compensation Table (Fiscal 2016)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	Total
Barbara Rentler* Chief Executive Officer	2016	$1,301,875	$—	$6,700,034	$2,983,230	$131,978	$11,117,117
	2015	$1,276,250	$—	$6,200,156	$2,573,312	$108,071	$10,157,789
	2014	$1,182,723	$—	$8,600,126	$2,205,578	$95,407	$12,083,834
Michael J. Hartshorn** Group Senior Vice President, Chief Financial Officer	2016	$651,375	$—	$1,300,095	$626,958	$74,702	$2,653,130
	2015	$630,210	$—	$800,061	$578,995	$64,915	$2,074,181
	2014	$558,971	$100,000	$400,076	$462,615	$56,573	$1,578,235
Michael O'Sullivan President & Chief Operating Officer	2016	$1,147,250	$—	$5,450,012	$2,278,380	$78,738	$8,954,380
	2015	$1,124,500	$—	$5,200,080	$2,024,760	$81,517	$8,430,857
	2014	$1,039,192	$—	$7,200,119	$1,769,461	$59,126	$10,067,898
Michael Balmuth* Executive Chairman	2016	$1,317,907	$700,000	$3,500,039	$2,515,852	$86,969	$8,120,767
	2015	$1,286,157	$—	$3,500,056	$2,331,089	$90,158	$7,207,460
	2014	$1,419,156	$—	$2,100,033	$1,920,862	$72,494	$5,512,545
Bernard Brautigan President, Merchandising	2016	$1,070,750	$—	$2,050,006	$1,495,044	$201,839	$4,817,639

*
Effective June 1, 2014, Barbara Rentler was appointed as the Company's Chief Executive Officer, succeeding Mr. Balmuth, who now serves as the Company's Executive Chairman. Ms. Rentler was previously the Company's President & Chief Merchandising Officer.

**	Effective March 16, 2015, Mr. Hartshorn was promoted to Group Senior Vice President, Chief Financial Officer.

(1)
A one-time relocation bonus was paid to the Executive Chairman to cover the costs of a leased apartment and automobile to facilitate his change in work location from the New York Buying Office to the Dublin, California corporate headquarters.

(2)
Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions ("performance share awards") are computed based on the probable outcome of the performance condition as of the grant date of the award. For performance share awards granted in fiscal 2016, the maximum possible payout for each NEO was 200% of the target value, as follows:

a.	Ms. Rentler: $8,200,000

b.	Mr. Hartshorn: $600,000

c.	Mr. O'Sullivan: $6,500,000

d.	Mr. Balmuth: $7,000,000

e.	Mr. Brautigan: $1,700,000

(3)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.

(4)	All Other Compensation represents Perquisites. See the following table for further detail.

The following table details All Other Compensation provided to each NEO in fiscal 2016.

All Other Compensation (Perquisites) for Fiscal 2016
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Home Security	Total All Other Compensation
Barbara Rentler Chief Executive Officer	$20,000	$36,278	$72,575	$3,125	$—	$131,978
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	$1,277	$—	$72,575	$850	$—	$74,702
Michael O'Sullivan President & Chief Operating Officer	$4,618	$470	$72,575	$1,075	$—	$78,738
Michael Balmuth Executive Chairman	$20,000	$6,021	$56,660	$3,125	$1,163	$86,969
Bernard Brautigan President, Merchandising	$18,000	$110,189	$72,575	$1,075	$—	$201,839

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company.  In general, executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, and an umbrella personal liability insurance policy.  In addition, certain NEOs receive transportation services to and from our offices.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company.  The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit.  The executive medical plan is part of our overall executive health benefit package for all associates at the level of senior vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities.  Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled.  Because this benefit has no incremental cost to the Company, it is not reflected in the table.  In addition, our executive officers are provided with first/business class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

Corporate housing is made available to our CEO near our San Francisco Bay Area corporate headquarters, in light of her frequent travel between the New York Buying Office and our corporate headquarters.  This housing is used by her exclusively for business purposes, to facilitate her effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above (ten years for Senior Vice President level), and every five years thereafter, executive officers including our NEOs  are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits.  These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive's employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives.  Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation.  For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see "Potential Payments Upon Termination or Change in Control" on pages 46 through 49.

Employment Agreements.

Barbara Rentler. As of the end of fiscal 2016, the Company’s employment agreement with Ms. Rentler, Chief Executive Officer, extended through March 31, 2019.  In March 2017, the Company approved an extension of Ms. Rentler’s agreement through March 31, 2021, with an annual salary of not less than $1,325,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. As of the end of fiscal 2016, the Company’s employment agreement with Mr. Hartshorn, Group Senior Vice President and Chief Financial Officer, extended through March 31, 2019.  In March 2017, the Company approved an extension of Mr. Hartshorn’s agreement through March 31, 2021, with an annual salary of not less than $700,000, subject to annual increases as part of the Company’s annual review process.

Michael O'Sullivan. As of the end of fiscal 2016, the Company’s employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extended through March 31, 2019.  In March 2017, the Company approved an extension of Mr. O’Sullivan’s agreement through March 31, 2021, with an annual salary of not less than $1,175,000, subject to annual increases as part of the Company’s annual review process.

Michael Balmuth. As of the end of fiscal 2016, the Company’s employment agreement with Mr. Balmuth, Executive Chairman, extended through May 31, 2018.  In March 2017, the Company approved an extension of Mr. Balmuth’s agreement through May 31, 2019, with an annual salary of not less than $1,145,000, subject to annual increases as part of the Company’s annual review process.

Bernard Brautigan. The Company's current employment agreement with Mr. Brautigan, President, Merchandising, extends through March 31, 2020. The current agreement provides that Mr. Brautigan will receive a salary of at least $1,090,000, subject to annual increases as part of the Company's annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2016, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 63% to 150% of base salary at target, depending on their position. Under the Incentive Compensation Plan, if adjusted pre-tax earnings exceed the target, a maximum of up to two times each officer's target award could be paid based on the actual results achieved relative to the target. If adjusted pre-tax earnings fell below the pre-established target but above the minimum threshold required, then the cash incentive bonuses would be less than the targeted range of 63% to 150% of base salary. No payment occurs under the Incentive Compensation Plan if adjusted pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants during fiscal 2016 of performance share awards and restricted stock awards made under the Company's 2008 Equity Incentive Plan. The restricted stock awards and performance share awards were granted as part of the annual focal review process for NEOs in March 2016.

Grants of Plan-Based Awards (Fiscal 2016)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Chief Executive Officer	3/9/2016	$978,750	$1,957,500	$3,915,000
	3/9/2016				48,333	72,464	144,928		$4,100,013
	3/9/2016							45,953	$2,600,021
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	3/9/2016	$205,695	$411,390	$822,780
	3/9/2016				3,537	5,303	10,606		$300,044
	3/9/2016							17,675	$1,000,051
Michael O'Sullivan President & Chief Operating Officer	3/9/2016	$747,500	$1,495,000	$2,990,000
	3/9/2016				38,313	57,441	114,882		$3,250,012
	3/9/2016							38,883	$2,200,000
Michael Balmuth Executive Chairman	3/9/2016	$825,411	$1,650,821	$3,301,643
	3/9/2016				41,261	61,860	123,720		$3,500,039
Bernard Brautigan President, Merchandising	3/9/2016	$490,500	$981,000	$1,962,000
	3/9/2016				10,020	15,023	30,046		$850,001
	3/9/2016							21,209	$1,200,005

(1)    Represents the potential payout under the Company's Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment relative to the target for adjusted pre-tax earnings, based on the formula established by the Compensation Committee on March 9, 2016. For fiscal 2016, the Company achieved a level of pre-tax earnings which resulted in a payout above the target award.

(2)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. For fiscal 2016, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 9, 2016. For fiscal 2016, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 137.4% of the target award subject to the vesting schedule described below. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows (except for Mr. Balmuth): 30% on March 14, 2017; 30% on March 12, 2018, and 40% on March 12, 2019. For Mr. Balmuth: 30% on March 14, 2017; 30% on March 12, 2018, and 40% on May 31, 2018.

(3)   Represents shares of restricted stock granted to each NEO during fiscal 2016 with the following vesting terms:

a.	Ms. Rentler: 45,953 shares granted on March 9, 2016 that cliff vest on March 12, 2021.

b.	Mr. Hartshorn: 17,675 shares granted on March 9, 2016; 4,419 vest on March 13, 2020 and 13,256 shares vest on March 12, 2021.

c.	Mr. O'Sullivan: 38,883 shares granted on March 9, 2016 that cliff vest on March 12, 2021.

d.	Mr. Brautigan: 21,209 shares granted on March 9, 2016 that vest on March 12, 2021.
(4) The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company's common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects. See "Employment Agreements" in the Compensation Discussion and Analysis, on page 41.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock or units held by our NEOs as of January 28, 2017, the last day of the Company's 2016 fiscal year. Performance shares earned for 2016 performance, but which were not vested as of January 28, 2017, are included in Number of Shares or Units of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2016)
	Stock Awards
Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Barbara Rentler Chief Executive Officer
	576,634	$37,671,499

Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer
	71,071	$4,643,068

Michael O'Sullivan President & Chief Operating Officer
	487,594	$31,854,516

Michael Balmuth Executive Chairman
	144,983	$9,471,739

Bernard Brautigan President, Merchandising
	208,797	$13,640,708

(1)	Represents shares of unvested restricted stock or units held by each NEO as of the end of the fiscal year:

a.
Ms. Rentler: Consists of 109,346 shares that vested on March 14, 2017; 56,694 shares that vested on March 16, 2017; 35,064 shares that will vest on June 1, 2017; 35,257 shares that will vest on March 12, 2018; 29,870 shares that will vest on March 14, 2018; 64,092 shares that will vest on March 20, 2018; 35,062 shares that will vest on June 1, 2018; 39,826 shares that will vest on March 12, 2019; 75,968 that will vest on March 31, 2019; 49,502 shares that will vest on March 13, 2020; and 45,953 shares that will vest on March 12, 2021.

b.
Mr. Hartshorn: Consists of 15,510 shares that vested on March 3, 2017; 4,392 shares that vested on March 14, 2017; 1,490 shares that vested on March 16, 2017; 2,938 shares that will vest on March 12, 2018; 2,187 will vest on March 14, 2018; 5,342 shares that will vest on March 20, 2018; 2,915 shares that will vest on March 12, 2019; 9,102 shares that will vest on March 15, 2019; 13,939 shares that will vest on March 13, 2020; and 13,256 shares that will vest on March 12, 2021.

c.
Mr. O'Sullivan: Consists of 88,140 shares that vested on March 14, 2017; 47,246 shares that vested on March 16, 2017; 29,220 shares that will vest on June 1, 2017; 29,380 shares that will vest on March 12, 2018; 23,677 shares that will vest on March 14, 2018; 64,092 shares that will vest on March 20, 2018; 29,218 shares that will vest on June 1, 2018; 31,570 shares that will vest on March 12, 2019; 64,282 shares that will vest on March 31, 2019; 41,886 shares that will vest on March 13, 2020; and 38,883 shares that will vest on March 12, 2021.

d.
Mr. Balmuth: Consists of 51,207 shares that vested on March 14, 2017; 34,278 shares that will vest on March 12, 2018; 25,499 shares that will vest on March 14, 2018; and 33,999 shares that will vest on May 31, 2018.

e.
Mr. Brautigan: Consists of 46,691 shares that vested on March 14, 2017; 7,616 shares that vested on March 16, 2017; 6,855 shares that will vest on March 12, 2018; 6,193 shares that will vest on March 14, 2018; 35,608 shares that will vest on March 20, 2018; 27,601 shares that will vest on March 12, 2019; 37,984 shares that will vest on March 31, 2019; 19,040 shares that will vest on March 13, 2020; and 21,209 shares that will vest on March 12, 2021.

(2)
The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company's common stock of $65.33 on January 27, 2017 (the last trading day of the fiscal year) as reported on the NASDAQ Stock Market.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options (The NEOs did not have any stock options outstanding and exercisable.) and upon the vesting of restricted stock or units during the fiscal year ended January 28, 2017:

Option Exercises and Stock Vested (Fiscal 2016)
Name & Principal Position	Stock Awards
	Number of Shares or Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Barbara Rentler Chief Executive Officer	149,193	$8,659,271
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	22,547	$1,300,735
Michael O'Sullivan President & Chief Operating Officer	126,131	$7,319,599
Michael Balmuth Executive Chairman	239,032	$13,426,752
Bernard Brautigan President, Merchandising	50,970	$2,957,174

(1)	Represents the number of shares of restricted stock or stock underlying performance units held by each NEO that vested during the fiscal year.

(2)
The value realized on vesting represents the number of shares of restricted stock or stock underlying performance units that vested during fiscal 2016, multiplied by the closing price per share of the Company's common stock on the applicable vesting date as reported on the NASDAQ Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs' participation in the Company's Non-Qualified Deferred Compensation Plan (the "NQDC Plan") and their contributions, aggregate earnings, and any withdrawal activity during the year, and their account balances as of January 28, 2017. The Company made no contributions to the earnings reflected in the table during fiscal 2016.

Non-Qualified Deferred Compensation (Fiscal 2016)
Name & Principal Position	Account Balance at 1/30/16	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 1/28/17
Barbara Rentler Chief Executive Officer	$—	$—	$—	$—	$—	$—
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	$—	$—	$—	$—	$—	$—
Michael O'Sullivan President & Chief Operating Officer	$—	$—	$—	$—	$—	$—
Michael Balmuth Executive Chairman	$702,784	$—	$—	$1,707	$—	$704,491
Bernard Brautigan President, Merchandising	$—	$—	$—	$—	$—	$—

Under the terms of the Company's NQDC Plan, participants are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The participants can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to 12 months after termination from the Company, at which time the aggregate balance in the participant's NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of 10 years, as elected by the participant.

The Company does not provide matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the "Discussion of Summary Compensation Table," we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO's employment terminates under circumstances specified in the agreement or if there is a "change in control" of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO's employment agreement as they existed in fiscal 2016, if the NEO's employment had terminated on January 27, 2017, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO's period of service and compensation as of January 27, 2017 and, where applicable, the Company's closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 27, 2017, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler Chief Executive Officer	Cash Severance (2)	$9,037,125	$—	$—	$9,754,875
	Equity Acceleration (3)	$27,113,067	$27,113,067	$7,651,711	$28,249,149
	Estate/Financial Planning (4)	$—	$—	$—	$43,400
	Health/Welfare Payments (5)	$204,731	$—	$—	$204,731
	Total:	$36,354,923	$27,113,067	$7,651,711	$38,252,155
Michael Hartshorn Group Senior Vice President & Chief Financial Officer	Cash Severance (2)	$2,721,116	$—	$—	$3,182,526
	Equity Acceleration (3)	$2,841,543	$2,841,543	$1,362,261	$3,151,062
	Estate/Financial Planning (4)	$—	$—	$—	$26,040
	Health/Welfare Payments (5)	$204,731	$—	$—	$204,731
	Total:	$5,767,390	$2,841,543	$1,362,261	$6,564,359
Michael O'Sullivan President & Chief Operating Officer	Cash Severance (2)	$7,234,650	$—	$—	$7,908,550
	Equity Acceleration (3)	$22,885,170	$22,885,170	$6,958,821	$23,492,080
	Estate/Financial Planning (4)	$—	$—	$—	$39,060
	Health/Welfare Payments (5)	$204,731	$—	$—	$204,731
	Total:	$30,324,551	$22,885,170	$6,958,821	$31,644,421
Michael Balmuth Executive Chairman	Cash Severance (2)	$5,942,957	$—	$—	$7,303,492
	Equity Acceleration (3)	$7,960,199	$7,960,199	$—	$7,960,199
	Estate/Financial Planning (4)	$240,525	$240,525	$—	$240,525
	Health/Welfare Payments (6)	$1,126,000	$1,126,000	$—	$1,126,000
	Total:	$15,269,681	$9,326,724	$—	$16,630,216
Bernard Brautigan President, Merchandising	Cash Severance (2)	$7,546,070	$—	$—	$6,192,290
	Equity Acceleration (3)	$9,118,048	$9,118,048	$4,636,078	$8,637,475
	Estate/Financial Planning (4)	$—	$—	$—	$57,060
	Health/Welfare Payments (5)	$299,342	$—	$—	$299,342
	Total:	$16,963,460	$9,118,048	$4,636,078	$15,186,167

(1)
In the event an NEO terminates employment due to death, each executive's estate would receive a prorated bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full value of outstanding restricted stock awards provided the award was granted after January 22, 2014 and grant date was at least one year prior to the date of death (with the exception of Mr. Balmuth, whose spouse would be eligible to receive health/welfare payments for the remainder of her life, valued at $735,000). The benefit is as follows: Ms. Rentler, $27,204,540; Mr. Hartshorn, $2,407,744; Mr. O'Sullivan, $24,987,080; Mr. Balmuth, $10,346,020; and Mr. Brautigan, $8,232,891. Restricted stock grants granted prior to January 22, 2014 would be forfeited on termination due to death.

(2)
Cash severance is equal to the sum of the NEO's salary and annual bonus payable for the period beginning on January 28, 2017, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO's respective employment agreement, except that in the case of a termination "Without Cause," "For Good Reason," or due to "Disability" following a change in control, the cash severance is 2.99  times the sum of the NEO's then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled "Employment Agreement with Mr. Balmuth").  The annual bonus amount is determined in accordance with the NEO's employment agreement, as described below. The annual salary rates as of January 28, 2017 upon which the cash severance is determined are: Ms. Rentler, $1,305,000; Mr. Hartshorn, $653,000; Mr. O'Sullivan, $1,150,000; Mr. Balmuth, $1,320,657; and Mr. Brautigan, $1,090,000. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $1,957,500 (150% of salary); Mr. Hartshorn, $411,390 (63% of salary); Mr. O'Sullivan, $1,495,000 (130% of salary); Mr. Balmuth, $1,650,821 (125% of salary); and Mr. Brautigan, $981,000 (90% of salary).

(3)
Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 28, 2017, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO's employment or award agreement, as described below. The value of each share subject to accelerated vesting is $65.33, which was the closing market price of our common stock as reported on the NASDAQ Stock Market on January 27, 2017. The number of shares remaining unvested under each NEO's restricted stock awards and performance share awards is set forth in the "Outstanding Equity Awards at Fiscal Year-End" table.

(4)
These amounts represent continued reimbursement by the Company of the NEO's estate and financial planning expenses for the period provided by the NEO's employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: $20,000 each for Ms. Rentler and Mr. Balmuth; $18,000 each for Mr. O'Sullivan and Mr. Brautigan; and $12,000 for Mr. Hartshorn. Mr. Balmuth is entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)
The amounts in the table reflect medical, dental, vision, and behavioral health insurance coverage for the remainder of the agreement term upon termination of employment following a change in control or termination for "Without Cause," "For Good Reason," or due to "Disability."

(6)
In accordance with Mr. Balmuth's employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company's expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event.

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2016, described in the table above, depend upon the circumstances of an NEO's termination. These circumstances are defined in each NEO's employment agreement, and include the following:

•
Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO's employment for any reason other than "cause" under the specific definitions provided in their agreement (as described below), or the NEO's disability or death.

•
Termination for Cause: "Cause" means the occurrence of any of the following: (i) the NEO's continuous failure to substantially perform the NEO's duties hereunder (unless such failure is a result of a disability); (ii) the NEO's theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the NEO's material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO's unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO's improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the NEO's ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company's learning of such act or acts or failure or failures to act.

•
Termination for Good Reason: An NEO may resign for "good reason" within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company's failure to comply with any material provision of the NEO's employment agreement (including but not limited to any reduction of the NEO's salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO's then-current position without the NEO's written consent; or (3) a relocation of the NEO's principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO's written consent.

•
Termination Due to Disability: An NEO's employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

•
Termination upon Non-Renewal of Employment Agreement: The NEOs' existing employment agreements provide for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO's employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•	Voluntary Resignation: An NEO's employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than "good reason" or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs' employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2016, these payments and benefits had a "double trigger" as follows:

•
Termination without Cause or for Good Reason following Change in Control: NEO employment agreements provide that a "change in control" of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company's stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company's stock; or (3) there is a sale, exchange or transfer of all or substantially all of the Company's assets. The NEO employment agreements in fiscal 2016 provided for certain payments and benefits on a "double trigger" basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO's employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Hartshorn, Mr. O'Sullivan, and Mr. Brautigan

During fiscal 2016, our agreements with Ms. Rentler, Mr. Hartshorn, Mr. O'Sullivan, and Mr. Brautigan provided that if the NEO's employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO's employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity award would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Unvested restricted stock and performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO's target.  Restricted stock grants granted prior to January 22, 2014 would be forfeited upon termination and those granted on January 22, 2014 or later would accelerate, provided that the executive had continued in service for at least one year after the date of grant.  A portion of the performance share awards would be earned at termination.  Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed; settled but unvested performance share awards would accelerate as of date of death.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO's employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company's expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement.

Each NEO's employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Employment Agreement with Mr. Balmuth, Executive Chairman

As of the end of fiscal 2016, the Company’s employment agreement with Mr. Balmuth, Executive Chairman, extended through May 31, 2018. In March 2017, the Company approved an extension of Mr. Balmuth’s agreement through May 31, 2019, with an annual salary of not less than $1,145,000, subject to annual increases as part of the Company’s annual review process. Mr. Balmuth is eligible for an annual bonus in accordance with the existing bonus incentive plan at a target rate of 130% of his base salary or as otherwise determined in accordance with such bonus incentive plan.

Mr. Balmuth received a performance share award (“PSA”) for the fiscal year ending in 2017 and will be eligible to receive PSAs for the fiscal years ending in 2018 and 2019 consistent with the existing practice of the Company. Provided Mr. Balmuth remains employed by the Company through May 31, 2018: (i) unvested common shares attributable to PSAs for the fiscal years ending in 2017 and 2018 will become vested on the earlier of the date specified in the Notice of Grant or May 31, 2018; (ii) the number of vested performance shares attributable to the PSA for the fiscal year ending in 2019 (“2019 PSA Grant”) will be determined on the basis of the extent to which the target level of adjusted pre-tax profit for such fiscal year is attained; and (iii) if the term of the current employment agreement is not extended beyond May 31, 2018, all unvested common shares attributed to the 2019 PSA Grant will become vested common shares on the performance share vesting date specified in the performance share documents (determined as if Mr. Balmuth remained employed with the Company).

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Performance shares earned and settled would vest in full. Payout of unsettled performance shares awards would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date.

In the event of Mr. Balmuth's death, Mr. Balmuth's estate will be entitled to receive salary and benefits through such termination, as well as a (prorated) bonus for that year, capped at 100% of target. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth's termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance (including claims administration support), health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of Mr. Balmuth's employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company's health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If within one year following a change in control of the Company, Mr. Balmuth's employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, Mr. Balmuth would be entitled to the following: (i) a payment in an amount equal to the product of: (a) the sum of (A) his then current salary plus (B) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs; and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement; (ii) any unvested common shares attributable to PSA awards will vest in full upon termination of employment; and (iii) if such termination occurs prior to the performance share vesting date, the target number of performance shares attributable to PSA awards shall become vested performance shares and shall be converted to vested common shares.

Mr. Balmuth's employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay Mr. Balmuth an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a "gross-up" payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided in grants made for fiscal 2013 (and prior years, but not thereafter) that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Orban, and Mr. Peiros have served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2016, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, a director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption "Compensation of Directors - Other Compensation." Robert Ferber, the son of Norman Ferber, is employed as a buyer with the Company. For fiscal 2016, the Company paid Robert Ferber compensation including salary and bonus of approximately $148,000. The Company's procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Sharon Garrett, a director, was late in filing one Form 4 during the most recent fiscal year, involving her exercise for cash of stock options for 32,376 shares. James Fassio, President, Chief Development Officer, was late in filing one Form 4, involving the sale of 42,798 shares from a family trust.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials, and to provide incremental support in soliciting proxies. We have also retained D.F. King & Co. to provide assistance in soliciting proxies, for a fee of approximately $7,500 plus expenses.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 5, 2017 and; (2) must satisfy the conditions set forth in the Company's Bylaws and the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call
Corporate Secretary

Dated: April 4, 2017

ROSS STORES, INC.
2017 EQUITY INCENTIVE PLAN

Table of Contents
Page

1	Establishment, Purpose and Term of Plan	1
1.1	Establishment	1
1.2	Purpose	1
1.3	Term of Plan	1
2	Definitions and Construction	1
2.1	Definitions	1
2.2	Construction	8
3	Administration	8
3.1	Administration by the Committee	8
3.2	Authority of Officers	8
3.3	Administration with Respect to Insiders	9
3.4	Committee Complying with Section 162(m)	9
3.5	Powers of the Committee	9
3.6	Option or SAR Repricing	10
3.7	Indemnification	10
4	Shares Subject to Plan	11
4.1	Maximum Number of Shares Issuable	11
4.2	Adjustment for Unissued or Forfeited Predecessor Plan Shares	11
4.3	Share Counting	11
4.4	Adjustments for Changes in Capital Structure	12
4.5	Assumption or Substitution of Awards	12
5	Eligibility, Participation and Award Limitations	13
5.1	Persons Eligible for Awards	13
5.2	Participation in the Plan	13
5.3	Incentive Stock Option Limitations	13
5.4	Section 162(m) Award Limits	13
5.5	Nonemployee Director Award Limit	14
5.6	Minimum Vesting	14
6	Stock Options	14
6.1	Exercise Price	14
6.2	Exercisability and Term of Options	15
6.3	Payment of Exercise Price	15
6.4	Effect of Termination of Service	16
6.5	Transferability of Options	17
7	Stock Appreciation Rights	17
7.1	Types of SARs Authorized	17
7.2	Exercise Price	17
7.3	Exercisability and Term of SARs	18
7.4	Exercise of SARs	18
7.5	Deemed Exercise of SARs	19

7.6	Effect of Termination of Service	19
7.7	Transferability of SARs	19
8	Restricted Stock Awards	19
8.1	Types of Restricted Stock Awards Authorized	19
8.2	Purchase Price	20
8.3	Purchase Period	20
8.4	Payment of Purchase Price	20
8.5	Vesting and Restrictions on Transfer	20
8.6	Voting Rights; Dividends and Distributions	20
8.7	Effect of Termination of Service	21
8.8	Nontransferability of Restricted Stock Award Rights	21
9	Restricted Stock Units	21
9.1	Grant of Restricted Stock Unit Awards	21
9.2	Purchase Price	22
9.3	Vesting	22
9.4	Voting Rights, Dividend Equivalent Rights and Distributions	22
9.5	Effect of Termination of Service	23
9.6	Settlement of Restricted Stock Unit Awards	23
9.7	Nontransferability of Restricted Stock Unit Awards	23
10	Performance Awards	23
10.1	Types of Performance Awards Authorized	24
10.2	Initial Value of Performance Shares and Performance Units	24
10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	24
10.4	Measurement of Performance Goals	24
10.5	Settlement of Performance Awards	26
10.6	Voting Rights; Dividend Equivalent Rights and Distributions	27
10.7	Effect of Termination of Service	28
10.8	Nontransferability of Performance Awards	28
11	Cash-Based Awards and Other Stock-Based Awards	29
11.1	Grant of Cash-Based Awards	29
11.2	Grant of Other Stock-Based Awards	29
11.3	Value of Cash-Based and Other Stock-Based Awards	29
11.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards	29
11.5	Voting Rights; Dividend Equivalent Rights and Distributions	30
11.6	Effect of Termination of Service	30
11.7	Nontransferability of Cash-Based Awards and Other Stock-Based Awards	30
12	Standard Forms of Award Agreement	31
12.1	Award Agreements	31
12.2	Authority to Vary Terms	31
13	Change in Control	31
13.1	Effect of Change in Control on Awards	31

13.2	Effect of Change in Control on Nonemployee Director Awards	32
13.3	Federal Excise Tax Under Section 4999 of the Code	32
14	Compliance with Securities Law	33
15	Compliance with Section 409A	33
15.1	Awards Subject to Section 409A	33
15.2	Deferral and/or Distribution Elections	34
15.3	Subsequent Elections	34
15.4	Payment of Section 409A Deferred Compensation	35
16	Tax Withholding	37
16.1	Tax Withholding in General	37
16.2	Withholding in or Directed Sale of Shares	37
17	Amendment, Suspension or Termination of Plan	37
18	Miscellaneous Provisions	38
18.1	Repurchase Rights	38
18.2	Forfeiture Events	38
18.3	Provision of Information	38
18.4	Rights as Employee, Consultant or Director	39
18.5	Rights as a Stockholder	39
18.6	Delivery of Title to Shares	39
18.7	Fractional Shares	39
18.8	Retirement and Welfare Plans	39
18.9	Beneficiary Designation	39
18.10	Severability	40
18.11	No Constraint on Corporate Action	40
18.12	Unfunded Obligation	40
18.13	Choice of Law	40

Ross Stores, Inc.
2017 Equity Incentive Plan
1.Establishment, Purpose and Term of Plan.
1.Establishment. The Ross Stores, Inc. 2017 Equity Incentive Plan (the “Plan”) is hereby established effective as of _________, 2017, the date of its approval by the stockholders of the Company (the “Effective Date”).
2.Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
3.Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date
2.Definitions and Construction.
1.Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.
(b)“Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)“Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.
(f)“Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).
(g)“Change in Control” means the occurrence of any one or a combination of the following:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires during a twelve-month period ending on the date of the most recent acquisition by such person, in one or a series of transactions, “beneficial ownership” (as such term is defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of thirty-five percent (35%) or more of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(g) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(g) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(h)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
(i)“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(j)“Company” means Ross Stores, Inc., a Delaware corporation, and any successor corporation thereto.
(k)“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S‑8 under the Securities Act.
(l)“Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who, with respect to a Performance Award, is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
(m)“Director” means a member of the Board.

(n)“Disability” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
(o)“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(p)“Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.
(iii)If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.
(s)“Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(u)“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(v)“Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w)“Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).
(x)“Nonemployee Director” means a Director who is not an Employee.
(y)“Nonemployee Director Award” means any Award granted to a Nonemployee Director.
(z)“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.
(aa)“Officer” means any person designated by the Board as an officer of the Company.
(ab)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(ac)“Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.
(ad)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(ae)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(af)“Participant” means any eligible person who has been granted one or more Awards.
(ag)“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(ah)“Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.
(ai)“Performance Award” means an Award of Performance Shares or Performance Units.
(aj)“Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(ak)“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.
(al)“Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(am)“Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.
(an)“Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(ao)“Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(ap)“Predecessor Plan” means the Company’s 2008 Equity Incentive Plan.
(aq)“Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.
(ar)“Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.
(as)“Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.
(at)“Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.
(au)“Rule 16b‑3” means Rule 16b‑3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(av)“SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.
(aw)“Section 162(m)” means Section 162(m) of the Code.
(ax)“Section 409A” means Section 409A of the Code.
(ay)“Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(az)“Securities Act” means the Securities Act of 1933, as amended.
(ba)“Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(bb)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.
(bc)“Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).
(bd)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(be)“Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(bf)“Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(bg)“Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.
2.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Administration.
1.Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
2.Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider or a Covered Employee, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of shares subject to Awards that may be granted by such Officers, (b) the exercise price per share of each such Award which is an Option or SAR shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (d) each such Award shall conform to such other limits and guidelines as may be established from time to time by the Committee.
3.Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b‑3.
4.Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.
5.Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;
(b)to determine the type of Award granted;
(c)to determine whether an Award granted to a Covered Employee shall be intended to result in Performance-Based Compensation;
(d)to determine the Fair Market Value of shares of Stock or other property;
(e)to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(f)to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;
(g)to approve one or more forms of Award Agreement;
(h)to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(i)to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(j)to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and
(k)to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
6.Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.4.
7.Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.Shares Subject to Plan.
1.Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to twelve million (12,000,000) shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
2.Adjustment for Unissued or Forfeited Predecessor Plan Shares. The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:
(a)the number of shares of Stock subject to that portion of any option or other award outstanding pursuant to the Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full;
(b)the number of shares of Stock acquired pursuant to the Predecessor Plan subject to forfeiture or repurchase by the Company for an amount not greater than the Participant’s purchase price which, on or after the Effective Date, is so forfeited or repurchased; and
(c)the number of shares Stock that are withheld or reacquired by the Company on or after the Effective Date in satisfaction of tax withholding obligations pursuant to an award, other than an option or a stock appreciation right, granted under the Predecessor Plan;
provided, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plan that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed 5,500,000 shares.
3.Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 shall not again be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.
4.Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3 and Section 5.4, and the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
5.Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5.Eligibility, Participation and Award Limitations.
1.Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.
2.Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
3.Incentive Stock Option Limitations.
(a)Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 12,000,000 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2, 4.3 and 4.4.
(b)Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.
(c)Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.
4.Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
(a)Options and SARs. Subject to adjustment as provided in Section 4.4, no Covered Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than the lesser of (1) seven hundred fifty thousand (750,000) shares or (2) one percent (1%) of the number of shares of Stock issued and outstanding as reported in the most recent periodic report filed with the Securities and Exchange Commission.
(b)Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.4, no Covered Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than the lesser of (1) seven hundred fifty thousand (750,000) shares or (2) one percent (1%) of the number of shares of Stock issued and outstanding as reported in the most recent periodic report filed with the Securities and Exchange Commission.

(c)Performance and Other Awards. Subject to adjustment as provided in Section 4.4, no Covered Employee shall be granted (1) one or more Awards of Performance Shares or Other Stock-Based Awards subject to Vesting Conditions based on the attainment of Performance Goals which could result in such Employee receiving more than five hundred thousand (500,000) shares for each full fiscal year of the Company contained in the Performance Period for such Awards, or (2) one or more Awards of Performance Units or Cash-Based Awards subject to Vesting Conditions based on the attainment of Performance Goals which could result in such Employee receiving more than ten million dollars ($10,000,000) for each full fiscal year of the Company contained in the Performance Period for such Awards.
5.Nonemployee Director Award Limit. No Nonemployee Director shall be granted within any fiscal year of the Company one or more Nonemployee Director Awards pursuant to the Plan which in the aggregate are for more than a number of shares of Stock determined by dividing one million dollars ($1,000,000) by the Fair Market Value of a share of Stock determined on the date on which the applicable Nonemployee Director Award is granted.
6.Minimum Vesting. Except with respect to five percent (5%) of the maximum aggregate number of shares of Stock that may be issued under the Plan, as provided in Section 4, no Award which vests on the basis of the Participant’s continued Service shall vest earlier than one year following the date of grant of such Award and no Award which vests on the basis of attainment of performance goals shall provide for a performance period of less than one year.
6.Stock Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.
2.Exercisability and Term of Options. Subject to the minimum vesting provisions of Section 5.6, Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

3.Payment of Exercise Price.
(a)Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)Limitations on Forms of Consideration.
(i)Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(ii)Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(iii)Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
4.Effect of Termination of Service.
(a)Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
(i)Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).
(ii)Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service.
(iii)Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(b)Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.
5.Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S‑8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.
7.Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.
2.Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.
3.Exercisability and Term of SARs.
(a)Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)Freestanding SARs. Subject to the minimum vesting provisions of Section 5.6, Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.
4.Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.
5.Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
6.Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.
7.Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S‑8 under the Securities Act.
8.Restricted Stock Awards.
Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
2.Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.
3.Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.
4.Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.
5.Vesting and Restrictions on Transfer. Subject to the minimum vesting provisions of Section 5.6, Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
6.Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). At the discretion of the Company, the Participant shall be obligated to promptly repay to the Company upon termination of the Participant’s Service any such dividends and other distributions paid to the Participant in cash with respect to shares that remain subject to Vesting Conditions at the time of such termination of Service. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
7.Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.Restricted Stock Units.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish.

Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
2.Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.
3.Vesting. Subject to the minimum vesting provisions of Section 5.6, Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
4.Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. If the Award Agreement provides for current payment of Dividend Equivalent Rights in cash, such amounts shall be paid no later than the end of the calendar year in which the corresponding dividends are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends are paid to stockholders). At the discretion of the Company, the Participant shall be obligated to promptly repay to the Company upon termination of the Participant’s Service any such Dividend Equivalent Rights paid to the Participant in cash with respect to Restricted Stock Units that remain subject to Vesting Conditions at the time of such termination of Service. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
5.Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
6.Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
7.Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.Performance Awards.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
2.Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance

Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
3.Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period (subject to the minimum vesting provisions of Section 5.6), Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Performance Award intended to result in the payment of Performance-Based Compensation to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
4.Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(a)Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, as determined by the Committee:
(i)revenue;
(ii)sales;
(iii)expenses;
(iv)operating income;
(v)gross margin;
(vi)operating margin;

(vii)earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)pre-tax profit;
(ix)adjusted pre-tax profit;
(x)net operating income;
(xi)net income;
(xii)economic value added;
(xiii)free cash flow;
(xiv)operating cash flow;
(xv)balance of cash, cash equivalents and marketable securities;
(xvi)stock price;
(xvii)earnings per share;
(xviii)return on stockholder equity;
(xix)return on capital;
(xx)return on assets;
(xxi)return on investment;
(xxii)total stockholder return;
(xxiii)employee satisfaction;
(xxiv)employee retention;
(xxv)market share;
(xxvi)customer satisfaction;
(xxvii)product development;
(xxviii)research and development expenses;
(xxix)completion of an identified special project; and
(xxx)completion of a joint venture or other corporate transaction.
(b)Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.
5.Settlement of Performance Awards.
(a)Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c)Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(d)Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.
(e)Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
6.Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable on the basis of the attainment of the applicable Performance Goals. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the

Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
7.Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
(a)Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
8.Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.Cash-Based Awards and Other Stock-Based Awards.
Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
1.Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.
2.Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
3.Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other

Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. Subject to the minimum vesting provisions of Section 5.6, the Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.
4.Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
5.Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
6.Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
7.Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based

Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.Standard Forms of Award Agreement.
1.Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.
2.Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
13.Change in Control.
1.Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:
(a)Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.
(b)Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.
(c)Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in

Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
2.Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.
3.Federal Excise Tax Under Section 4999 of the Code.
(a)Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
(b)Determination by Tax Firm. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.
14.Compliance with Securities Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the

Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
15.Compliance with Section 409A.
1.Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a)A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.
(b)Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2½ month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
2.Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a)Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b)Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.
(c)Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.
3.Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a)No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b)Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c)No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.
(d)Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.
4.Payment of Section 409A Deferred Compensation.
(a)Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i)The Participant’s “separation from service” (as defined by Section 409A);
(ii)The Participant’s becoming “disabled” (as defined by Section 409A);
(iii)The Participant’s death;
(iv)A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;
(v)A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi)The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(d)Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

(e)Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
(f)Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
(g)Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
(h)Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
(i)No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
16.Tax Withholding.
1.Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of

Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
2.Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
17.Amendment, Suspension or Termination of Plan.
The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2, 4.3 and 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
18.Miscellaneous Provisions.
1.Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
2.Forfeiture Events.
(a)The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for cause or any act by a Participant, whether before or after termination of Service, that would constitute cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.
(b)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.
3.Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
4.Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
5.Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.
6.Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
7.Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
8.Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
9.Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
10.Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
11.No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
12.Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
13.Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Ross Stores, Inc. 2017 Equity Incentive Plan as duly adopted by the Board on March 8, 2017.

/s/ John Call
John Call, Secretary

ROSS STORES, INC.
5130 HACIENDA DRIVE
DUBLIN, CA 94568

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23068-P88408 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ROSS STORES, INC.

The Board of Directors recommends you vote "FOR" the following Nominees and "FOR" each of proposals 2, 3, and 5, and FOR the "Every 1 Year" choice on proposal 4:

1. Election of 11 Directors

Nominees:	For	Against	Abstain
1a) Michael Balmuth	☐	☐	☐
1b) K. Gunnar Bjorklund	☐	☐	☐
1c) Michael J. Bush	☐	☐	☐
1d) Norman A. Ferber	☐	☐	☐
1e) Sharon D. Garrett	☐	☐	☐
1f) Stephen D. Milligan	☐	☐	☐
1g) George P. Orban	☐	☐	☐
1h) Michael O'Sullivan	☐	☐	☐
1i) Lawrence S. Peiros	☐	☐	☐
1j) Gregory L. Quesnel	☐	☐	☐
1k) Barbara Rentler	☐	☐	☐

	For	Against	Abstain
2. To approve adoption of the Ross Stores, Inc. 2017 Equity Incentive Plan.	☐	☐	☐
3. Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

	Every 1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of holding future votes on executive compensation.	☐	☐	☐	☐

NOTE: Discretionary authority is given as to such business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23069-P88408

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara Rentler, John G. Call, and Ken Jew, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. ("Company"), to be held on May 17, 2017 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2, 3, AND 5, FOR THE "EVERY 1 YEAR" CHOICE ON PROPOSAL 4, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

V.1.2